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                                  EXHIBIT 11.1
                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        QUARTER ENDED SEPTEMBER 30, 2000



                                                 Three Months          Nine Months
                                                     Ended                Ended
                                              September 30, 2000   September 30, 2000
                                              -------------------  -------------------
Net income                                    $           136,029  $           338,055
                                              ===================  ===================


Average shares outstanding                                560,318              560,318
Basic earnings per share                      $              0.24  $              0.60
                                              ===================  ===================


Average shares outstanding                                560,318              560,318
Dilutive average shares outstanding under
     warrants and options                                 263,800              263,800
Exercise price                                $             10.00  $             10.00
Assumed proceeds on exercise                  $         2,638,000  $         2,638,000
Average market value                          $             10.50  $             10.68
Less:  Treasury stock purchased with assumed
       proceeds from exercise of warrants
       and options                                        251,238              247,004
Adjusted average shares-diluted                           572,880              577,114
Diluted earnings per share                    $              0.24  $              0.59
                                              ===================  ===================
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     The stock of the Company is not traded on any public exchange.  The average market  values  are  derived from trades known to management.  Private sales may occur  where  management  of  the  Company  is  unaware  of  the  sales  price.


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